EXHIBIT 10.18
SUBLEASE AGREEMENT
     THIS SUBLEASE AGREEMENT (the “Sublease”) entered into as of June 1, 2005, between INFOSONICS CORPORATION, a Maryland corporation (“Sublandlord”) and Artes Medical USA, Inc., a Delaware Corporation (“Subtenant”).
RECITALS
     A. Pursuant to that certain Building Lease Agreement dated as of January 26, 2004 (the “Master Lease”) between ROBERT JEAN LICHTER and GAIL F. LICHTER, Trustees of the LICHTER FAMILY TRUST FIRST AMENDED AND RESTATED DECLARATION OF TRUST DATED NOVEMBER 7,1996, and KENNETH R. SATTERLEE AND CANDACE C. SATTERLEE, Trustees of THE SATTERLEE FAMILY TRUST UTD APRIL 24, 1986, as tenants-in-common (collectively, “Master Landlord”), as Landlord, and Sublandlord, as tenant, Sublandlord obtained the leasehold estate created by the Master Lease in and to the Premises (said term and other capitalized terms used herein having the definitions given to such terms in the Master Lease unless otherwise expressly defined herein), a copy of the Master Lease being attached hereto and made a part hereof as Exhibit A. Under the Master Lease, the Premises consists of approximately 31,925 rentable square feet of space.
     B. Sublandlord desires to sublet that portion of the Premises as hereinafter described to Subtenant and Subtenant desires to sublet such portion of the Premises from Sublandlord upon all of the terms, covenants and conditions herein stated.
     NOW THEREFORE, in consideration of the mutual agreements set forth herein, the parties hereto, intending to be legally bound hereby agree as follows:
     1. Premises.
          1.1 Sublease Premises. Sublandlord hereby leases to Subtenant and Subtenant hereby leases from Sublandlord, upon the terms, covenants and conditions herein set forth, that portion of the Premises described as the entire second floor mezzanine of the Building of which the Premises forms a part, consisting of approximately 8,000 square feet, as depicted on Exhibit B attached hereto and made a part hereof (“Sublease Premises”) including the right to use of the Common Area upon the Premises to the extent of Sublandlord’s right to use the Common Areas under the Master Lease, including the use of twenty (20) parking spaces, subject to all of the terms and provisions of the Master Lease. Sublandlord will deliver the Sublease Premises to Subtenant in their current “as is” condition. At the termination of this Sublease, Subtenant shall surrender possession of the Sublease Premises to Sublandlord or Sublandlord’s successors. Sublandlord expressly reserves the rights of entry provided for in this Sublease and at law and its right of reversion upon the termination of this Sublease.
          1.2 Term. The term of this Sublease (the “Term”) shall be for approximately five years and ten months commencing on the Commencement Date (which shall be not later than June 1, 2005) and continuing through the day immediately prior to the scheduled expiration date of the Master Lease (i.e., March 31, 2011), unless (i) the Master Lease is earlier terminated pursuant to the provisions thereof, including without limitation, the provisions of Section 2.4 of the Master Lease, or (ii) the Sublandlord acquires the Building and the underlying real property from Master Landlord in accordance with Section 37 of the Master Lease and elects, in Sublandlord’s sole and absolute discretion, to terminate this Sublease. In such event, this Sublease shall be terminated upon the effective date of any such event without any further action required of Sublandlord, unless this Sublease is earlier terminated pursuant to the provisions hereof. In no event shall the expiration date of the Sublease exceed the Termination Date of the Master Lease.
          1.3 Use. Subtenant agrees to use the Sublease Premises in accordance with the provisions of the Master Lease and this Sublease, and for no other purpose.
     2. Rent.
          2.1 Rent: Base Rent payable for the Sublease Premises (“Base Rent”) during the initial twelve (12) month period of the Term shall be Twelve Thousand Four Hundred Dollars ($12,400.00) per month. Base Rent shall be increased annually on each anniversary of the Commencement Date by an amount equal to five percent (5%) of the Base Rent payable for the immediately preceding twelve (12) month period. Rent shall be payable in advance on the first (1st) day of each month during the Term, and shall be subject to a late charge equal to six percent (6%) of such overdue amount if not received by the tenth (10th) day of such month. Furthermore, in the event that the term of this Sublease begins or ends on a date that is not the first day of a month, Base Rent will be prorated as of that date. Concurrent with Subtenant’s execution of this Sublease, Subtenant will deliver to Sublandlord the first month’s base rent in the amount of Twelve Thousand Four Hundred Dollars ($12,400.00) plus the amount of Twenty-five Thousand Dollars ($25,000.00) as a security deposit to be held by Sublandlord under the terms of Section 4 of the Master Lease. The parties acknowledge that Additional Rent shall not include those costs incurred by Sublandlord under the Master Lease which are defined as Operating Expenses in Section 3.3 of the Master Lease, except for the proportional cost of water, sewer, gas, electricity, heating, ventilation, air conditioning and other utilities or services provided to the Building as defined in the Master Lease, which shall be billed directly to Subtenant all as set forth in Section 10 herein below.
          2.2 Additional Rent. In addition to Base Rent, Subtenant shall pay as additional rent (“Additional Rent”) hereunder without notice or demand and without abatement, setoff or deduction of any amount whatsoever, all other sums, amounts, costs, liabilities, obligations and other payments required or agreed to be paid by or assumed by Subtenant under this Sublease, including, without limitation, twenty-five percent (25%) of the cost of utilities services to the Building, as provided herein below, during the Term, which shall be separately billed to Subtenant on a monthly basis. In the event of any failure on the part of Subtenant to pay any of the same, Sublandlord shall have (in addition to all other rights and remedies), all the rights and remedies provided for herein or by law in the case of non-payment of Base Rent.
          2.3 Payment of Rent. Rent shall be paid in cash or check, subject to collection, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, to Sublandlord at the Premises, or at such other place or to such other party as Sublandlord may from time to time designate by notice to Subtenant. As used in this Sublease, the term “Rent” shall mean Base Rent, and Additional Rent. Any Rent which is not paid when due shall bear interest at the Default Rate from the due date until paid.
          2.4 No Termination, Abatement, etc. Except as otherwise specifically set forth herein, this Sublease shall not terminate, nor shall Subtenant be entitled to any abatement,

deduction, deferment or reduction of Rent, or setoff against Rent, nor shall the respective obligations of Sublandlord and Subtenant be otherwise affected, by reason of damage to or destruction of the Sublease Premises from whatever cause, any taking or takings by eminent domain, the law or unlawful prohibition of the use or occupancy of the Sublease Premises for its intended purpose, the interference with such use or occupancy by any private person, corporation or other entity, or for any other cause whether similar or dissimilar to the foregoing, any present or future law to the contrary notwithstanding. The obligations of Sublandlord and Subtenant hereunder shall be separate and independent covenants and agreements and the rent payable by Subtenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to an express provision of this Sublease. Subtenant shall remain obligated under this Sublease in accordance with its terms, and shall not take any action to terminate, rescind or avoid this Sublease, notwithstanding any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Sublandlord or any assignee of Sublandlord, and notwithstanding any action with respect to this Sublease that may be taken by a trustee or receiver of Sublandlord or any assignee of Sublandlord or by any court proceedings.
     3. Master Lease. As applied to this Sublease, the words “Landlord” and “Tenant” in the Master Lease will be deemed to refer to Sublandlord and Subtenant, respectively, under this Sublease.
          3.1 Except as otherwise expressly provided in Section 3 of this Sublease, the covenants, agreements, provisions, and conditions of the Master Lease, to the extent that they relate to the Sublease Premises and to the extent that they are not inconsistent with the terms of this Sublease, are made a part of and incorporated into this Sublease as if recited in full in this Sublease, including, without limitation, Subtenant’s maintenance obligations with respect to the Sublease Premises under Section 6.2 of the Master Lease.
          3.2 The rights and obligations of the Master Landlord and the Tenant under the Master Lease will be deemed the rights and obligations of Sublandlord and Subtenant, respectively, under this Sublease, and will inure to the benefit of, and be binding on, Sublandlord and Subtenant, respectively. As between the parties to this Sublease only, in the event of a conflict between the terms of the Master Lease and the terns of this Sublease, the terms of this Sublease will control.
     4. Performance By Sublandlord; Status of Master Lease
          4.1 Subtenant recognizes that Sublandlord is not in a position to render any of the services or to perform any of the obligations required of Master Landlord by the terms of the Master Lease. Therefore, despite anything to the contrary in this Sublease, Subtenant agrees that performance by Sublandlord of its obligations under this Sublease is conditioned on performance by the Master Landlord of its corresponding obligations under the Master Lease, and Sublandlord will not be liable to Subtenant for any default of the Master Landlord under the Master Lease.
          4.2 Subject to master lease, Subtenant will not have any claim against Sublandlord based on the Master Landlord’s failure or refusal to comply with any of the provisions of the Master Lease unless that failure or refusal is a result of Sublandlord’s act or failure to act. Despite the Master Landlord’s failure or refusal to comply with any of those provisions of the Master Lease, this Sublease will remain in full force and effect and Subtenant will pay the base rent and additional rent and all other charges provided for in this Sublease without any abatement, deduction or setoff. Except as expressly provided in this Sublease, Subtenant agrees to be subject to, and bound by, all of the covenants, agreements, terms, provisions, and conditions of the Master Lease, as though Subtenant was the Tenant under the Master Lease.
          4.3 Obtaining Master Landlord’s consent. Whenever the consent of the Master Landlord is required under the Master Lease, and whenever the Master Landlord fails to perform its obligations under the Master Lease, Sublandlord agrees to use its reasonable, good faith efforts to obtain, at Subtenant’s sole cost and expense, that consent or performance on behalf of Subtenant, as requested by Subtenant for its benefit.
          4.4 No Existing Defaults. Sublandlord represents and warrants to Subtenant that the Master Lease is in full force and effect, and Sublandlord has neither given nor received a notice of default under the Master Lease.
          4.5 Preservation of Master Lease. Subtenant and Sublandlord will each refrain from any act or omission that would result in the failure or breach of any of the covenants, provisions, or conditions of the Master Lease on the part of the Tenant under the Master Lease.
     5. Insurance and Condemnation Proceedings. Despite anything contained in the Master Lease to the contrary, as between Sublandlord and Subtenant only, in the event of damage to or condemnation of the Sublease Premises, all insurance proceeds or condemnation awards received by Sublandlord under the Master Lease will be deemed to be the property of Sublandlord, and Sublandlord will have no obligation to rebuild or restore the Subleased Premises.
     6. Insurance. Subtenant shall provide insurance equivalent to the insurance required of Sublandlord by Section 7 of the Master Lease. The company or companies writing any insurance which Subtenant is required to take out and maintain or cause to be taken out or maintained pursuant to the Master Lease, and hereunder, as well as the form of such insurance shall at all times be subject to Master Landlord’s and Sublandlord’s approval (which approval in the case of Sublandlord shall not be unreasonably withheld). Public liability and casualty insurance policies evidencing such insurance shall name Master Landlord and Sublandlord and/or their respective designees as additional insureds, shall be primary and non-contributory and shall also contain a provision by which the insurer agrees that such policy shall not be cancelled except after 30 days’ written notice to Master Landlord and Sublandlord and/or such designees. None of the insurance which Subtenant is required to carry hereunder shall contain any deductible provisions except to the extent approved by Master Landlord and Sublandlord (which approval in the case of Sublandlord shall not be unreasonably withheld). All such policies, or certificates thereof, shall be deposited with Master Landlord and Sublandlord promptly upon commencement of Subtenant’s obligation to procure the same. At least 30 days prior to the expiration date of any policy, a renewal policy or certificate thereof shall be deposited with Master Landlord and Sublandlord. If Subtenant shall fail to perform any of its obligations pursuant to this paragraph, Sublandlord may perform the same and the cost thereof shall be payable upon Sublandlord’s demand therefor as Additional Rent.
          6.1 Subtenant shall not do or suffer to be done, or keep or suffer to be kept, anything in, upon or about the Sublease Premises which will contravene Master Landlord’s or Sublandlord’s policies of hazard or liability insurance or which will prevent Master Landlord or Sublandlord from procuring such policies from companies acceptable to Master Landlord or

Sublandlord, as the case may be. If anything done, omitted to be done or suffered by Subtenant to be kept in, upon or about the Sublease Premises shall cause the rate of fire or other insurance on the Subleased Premises maintained by Sublandlord to be increased beyond the minimum rate from time to time applicable to the Sublease Premises or shall result in Sublandlord’s liability to Master Landlord for any increase in the rate of Master Landlord’s insurance, Subtenant shall pay to Sublandlord, as Additional Rent, the amount of any such increase upon Sublandlord’s demand therefor.
     7. Indemnity. Subtenant agrees to protect, defend, indemnify, and hold Sublandlord harmless from and against any and all liabilities, claims, expenses, losses and damages (including reasonable attorneys’ fees and costs), that may at any time be asserted against Sublandlord by (a) the Master Landlord for failure of Subtenant to perform any of the covenants, agreements, terms, provisions, or conditions contained in the Master Lease that Subtenant is obligated to perform under the provisions of this Sublease; or (b) any person as a result of Subtenant’s use or occupancy of the Sublease Premises, except to the extent any of the foregoing is caused by the negligence or willful misconduct of Sublandlord. Sublandlord agrees to protect, defend, indemnify and hold Subtenant harmless from and against any and all liabilities, claims, expenses, losses and damages (including reasonable attorneys’ fees and costs), that may at any time be asserted against Subtenant by the failure of Sublandlord to perform its obligations under the Master Lease, except to the extent any of the foregoing is caused by the negligence or willful misconduct of Subtenant of its obligations hereunder. The provisions of this Section 7 will survive the expiration or earlier termination of the Master Lease or this Sublease.
     8. Estoppel Certificates. Each party to this Sublease will, from time to time as requested by the other party, on not less than ten (10) days prior written notice, execute, acknowledge, and deliver to the other party a statement in writing certifying that this Sublease is unmodified and in full force and effect (or if there have been modifications that this Sublease is in full force and effect as modified and stating the modifications). That statement will certify the dates to which base rent, additional rent, and any other charges have been paid. That statement will also state whether, to the knowledge of the person signing the certificate, the other party is in default beyond any applicable grace period provided in this Sublease in the performance of any of its obligations under this Sublease. If the other party is in default beyond any applicable grace period, the statement will specify each default of which the signer then has knowledge. It is intended that this statement may be relied on by others with whom the party requesting that certificate may be dealing.
     9. Assignment or Sublease. Subject to the rights of the Master Landlord and the restrictions contained in the Master Lease in connection with a Transfer, Subtenant is not entitled to assign, mortgage, hypothecate or otherwise transfer all or any part of its interest in this Sublease, nor sublet the Sublease Premises or any part thereof, nor enter into license agreements with respect thereto, nor permit occupancy thereof by any person other than Subtenant and its employees, without in each case first procuring the written consent of consent of Sublandlord. That consent may be withheld by Sublandlord in its sole and absolute discretion. Any attempted assignment, subletting, license, mortgage, hypothecation or other transfer of all or any part of Subtenant’s interest in this Sublease without Sublandlord’s prior written consent shall be void and shall, at the option of Sublandlord, terminate this Sublease. Subtenant shall reimburse Sublandlord for Sublandlord’s reasonable attorneys’ fees incurred in connection with the processing and documentation of this Sublease, including the cost of obtaining Master Landlord’s consent to this Sublease in an amount not to exceed Two Thousand Five Hundred Dollars ($2,500.00), and of any

such requested assignment, subletting, license, mortgage, hypothecation or other transfer of all or any part of Subtenant’s interest in this Sublease. Notwithstanding the foregoing, Subtenant may assign this Sublease or sublet the Premises or any portion thereof, with Sublandlord’s prior written consent (which shall not be unreasonably withheld) to any corporation which controls, is controlled by or is under common control with Subtenant, to any corporation resulting from a merger or consolidation with Subtenant, or to any person or entity which acquires all the assets of Subtenant’s business as a going concern; provided, however, that the assignee or sublessee assumes the obligations of Subtenant hereunder, and Subtenant remains fully liable hereunder, and the use of the Premises remains unchanged.
     10.  Utilities and Other Services. Subtenant agrees to connect to and use such utility facilities (including electricity, water and sewer, gas, and any other utility) as are supplied to the Building in accordance with the Master Lease. Subtenant shall be responsible for reimbursing Sublandlord twenty-five percent (25%) of the total of all charges for use or consumption of sewer, gas, electricity, water, and all other utilities and services provided to the Building. All charges for utilities and services which are billed directly to Subtenant by the utility or service company providing such service shall be paid by Subtenant to such company as and when they become due. If Sublandlord furnished electric service, water and/or any other utilities or services to the Sublease Premises, Subtenant shall pay to Sublandlord twenty-five percent (25%) of the total of all amounts payable by Sublandlord under the Master Lease in connection therewith; such amounts to be paid by Subtenant, on a monthly basis, upon receipt of Sublandlord’s statement, together with a copy of Sublandlord’s utility bill(s) for the Building. Sublandlord shall incur no liability to Subtenant in damages or otherwise in the event that (a) any utility services shall be or become unavailable from any source of supply, or (b) any interruption in any utility service occurs. Any such unavailability or interruption shall not constitute a termination of this sublease or a constructive eviction of Subtenant.
          10.1 Security System. Upon the Commencement Date, the Premises shall be monitored by Sonitrol Audio Detection, Access Control Security System pursuant to the terms and conditions of a contract maintained by Sublandlord. Subtenant shall receive twenty (20) access cards for use by its employees. Subtenant may purchase additional cards for ten dollars ($10.00) per card. The provider, procedures, terms and/or conditions of the security system maintained by Sublandlord, including Subtenant’s reasonable cost reimbursement are subject to change at anytime.
          10.2 Signage. Subject to Master Landlord’s approval and Sublandlord’s reasonable approval as to size, design and placement, and at Subtenant’s sole cost and expense, Sublandlord shall permit Subtenant to maintain identification signage on the main entrance to and front of the Building.
     11. Subordination. Subtenant’s rights under this Sublease are and shall remain subject and subordinate to the operation and effect of the Master Lease, and (b) any mortgage, decd of trust or other security interest constituting a lien upon, or upon any estate or interest therein including, but not limited to, a leasehold estate, whether the same shall be in existence at the date hereof or created hereafter (any such lease, mortgage, deed of trust or other security instrument being referred to herein as a “Mortgage”, and the party or parties having the benefit of the same, whether as lessor, mortgagee, trustee or noteholder, being referred to herein as a “Mortgagee”). Subtenant’s acknowledgment and agreement of subordination as provided for in this Section 11 is self-operative and no further instrument of subordination shall be required; provided, however, Subtenant shall execute, within 10 days after request therefor, such further assurances thereof as shall be requested from time to time by Master Landlord, Sublandlord or any mortgages.
     12. Rules and Regulations. Subtenant shall, at its sole cost and expense, comply with all rules and regulations promulgated by Master Landlord pursuant to the terms of the Master Lease.
     13. Notices. All notices or other communications hereunder shall be in writing and shall be deemed given when personally delivered or when sent registered or certified mail, return receipt requested, postage prepaid as follows:
To Sublandlord:
InfoSonics Corporation
Attention: Chief Financial Officer
5880 Pacific Center Blvd.
San Diego, California 92121
To Subtenant:
ARTES Medical
Attention: Chief Financial Officer
5870 Pacific Center Blvd.
San Diego, California 92121
Either of the parties hereto may change the address to which notice shall be sent hereunder by sending written notice of such changed address to the other party hereto.
     14. General Provisions
          14.1 Severability. If any provision of this Sublease or the application of any provision of this Sublease to any person or circumstance is, to any extent, held to be invalid or unenforceable, the remainder of this Sublease or the application of that provision to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected, and each provision of this Sublease will be valid and be enforced to the full extent permitted by law.
          14.2 Entire Agreement; Waiver. This Sublease constitutes the final, complete and exclusive statement between the parties to this Sublease pertaining to the Subleased Premises, supersedes all prior and contemporaneous understandings or agreements of the parties, and is binding on and inures to the benefit of their respective heirs, representatives, successors, and assigns. No party has been induced to enter into this Sublease by, nor is any party relying on, any representation or warranty outside those expressly set forth in this Sublease. Any agreement made after the date of this Sublease is ineffective to modify, waive, release, terminate, or effect an abandonment of this Sublease, in whole or in part, unless that agreement is in writing, is signed by the parties to this Sublease, and specifically states that that agreement modifies this Sublease.
          14.3 Captions. Captions to the sections in this Sublease are included for convenience only and do not modify any of the terms of this Sublease.

          14.4 Further Assurances. Each party to this Sublease will at its own cost and expense execute and deliver such further documents and instruments and will take such other actions as may be reasonably required or appropriate to evidence or carry out the intent and purposes of this Sublease.
          14.5 Governing Law. This Sublease will be governed by and in all respects construed in accordance with the laws of the state of California.
          14.6 Consent of Landlord. The Master Landlord’s written consent to this Sublease in accordance with the terms of Section 11 of the Master Lease is a condition subsequent to the validity of this Sublease. If the Master Landlord’s consent has not been obtained and a copy of that consent delivered to Subtenant by the thirtieth (30th) day following the date of this Sublease, Subtenant shall thereafter have the ongoing right, subject to the terms of this Section 14.6, to terminate this Sublease pursuant to a notice (the “Termination Notice”) so stating delivered to Sublandlord. If Sublandlord fails to deliver to Subtenant the consent of Master Landlord to this Sublease within ten (10) days following receipt of the Termination Notice (the “Termination Date”), this Sublease shall automatically terminate and the parties shall be released from any further obligations under this Sublease. If, however, Sublandlord delivers to Subtenant the consent of Master Landlord on or before the Termination Date, the condition subsequent set forth in this Section 14.6 shall be satisfied and this Sublease shall continue in full force and effect.
          14.7 Capitalized Terms. All terms spelled with initial capital letters in this Sublease that are not expressly defined in this Sublease will have the respective meanings given such terms in the Master Lease.
          14.8 Word Usage. Unless the context clearly requires otherwise, (a) the plural and singular numbers will each be deemed to include the other; (b) the masculine, feminine, and neuter genders will each be deemed to include the others; (c) “shall,” “will,” “must,” “agrees,” and “covenants” are each mandatory; (d) “may” is permissive; (e) “or” is not exclusive; and (f) “includes” and “including” are not limiting.
          14.9 Attorneys’ Fees; Jury Trial. If either party named herein brings an action to enforce the terms hereof or declare rights hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees paid by the losing party as fixed by the court whether or not such action is pursued to decision or judgment. The attorneys’ fees award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys’ fees reasonably incurred in good faith. Sublandlord shall be entitled to reasonable attorneys’ fees and all other costs and expenses incurred in the preparation and service of notice of default and consultations in connection therewith, whether or not a legal action is subsequently commenced. Each party hereby waives any right to a trial by jury in any action to enforce the specific performance of this Lease, for damages for the breach hereof, or otherwise for enforcement of any remedy hereunder.

The parties have executed this Sublease as of the date specified above.

Sublandlord: INFOSONICS CORPORATION, a Maryland corporation
By:	/s/ Jeff Klausner
Jeff Klausner, Chief Financial Officer

By:	Jeff Klausner
6/15/05, CFO [TITLE]

Subtenant: Artes Medical USA, Inc., a Delaware corporation
By:	/s/ Stefan Lemperle, M.D.
Stefan Lemperle, Chief Executive Officer